EXHIBIT 10.1

NORTHWEST BIOTHERAPEUTICS, INC.
LOAN AGREEMENT and
10% CONVERTIBLE PROMISSORY NOTE

$100,000.00	April 27, 2007
SECTION 1. GENERAL.
For value received, Northwest Biotherapeutics, Inc., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of Toucan Partners, LLC or its assigns (collectively, the “Holder”), the principal amount of One Hundred Thousand Dollars ($100,000.00) upon written demand by Holder at any time on or after June 30, 2007 of this Loan Agreement and 10% Convertible Promissory Note (this “Note” or this “Agreement”), or such earlier date as may be applicable under Sections 3 and 4 hereof (the “Maturity Date”).
Maker shall pay interest on the unpaid principal amount of this Note, accruing from and after April 27, 2007 (the “Issue Date”) at the rate of ten percent (10%) per annum, compounding annually (computed on the basis of a 365-day year and the actual number of days elapsed) (the “Interest Rate”). Accrued interest shall be payable upon the payment of the principal of this Note. The principal of, and interest on, this Note shall be payable in lawful currency of the United States of America by wire transfer in immediately available funds to the account of Holder, as provided in writing to Maker by Holder. All payments shall be applied first to fees, costs and charges relating to this Note (including, without limitation, any costs of collection), then to accrued and unpaid interest, and thereafter to principal. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Recapitalization Agreement.
SECTION 2. PRE-PAYMENT.
This Note may be pre-paid in whole or in part prior to the Maturity Date; provided Maker provides Holder with 30 days prior written notice thereof. In the event of prepayment, Maker shall pay a penalty in the amount of 1% of the principal and accrued interest then outstanding under this Note, unless a greater or lesser penalty is established or approved by the U.S. Small Business Administration (“SBA”).
SECTION 3. DEFAULT INTEREST.
Upon the occurrence of an Event of Default (as hereinafter defined), the unpaid principal amount and accrued and unpaid interest shall bear interest payable on demand at the lesser of (i) fourteen percent (14%) per annum, (ii) the maximum rate permitted under applicable rules and regulations of the SBA, or (iii) the maximum rate allowed by law (the “Default Interest”). Such interest shall accrue, commencing upon the occurrence of an Event of Default and continuing until such Event of Default is cured or waived.

SECTION 4. DEFAULTS.
4.1 Definitions. Each occurrence of any of the following events shall constitute an “Event of Default”:
(a) if a default occurs in the payment of any principal of, interest on, or other obligation with respect to, this Note, whether at the due date thereof or upon acceleration thereof, and such default remains uncured for five (5) business days after written notice thereof from Holder;
(b) if any representation or warranty of Maker made herein shall have been false or misleading in any material respect, or shall have contained any material omission, as of the date hereof;
(c) if a default occurs in the due observance or performance of any covenant or agreement on the part of Maker to be observed or performed pursuant to the terms of this Note and such default remains uncured for five (5) business days after written notice thereof from Holder;
(d) if a default occurs in Maker’s performance of any of the terms and conditions of that certain Amended and Restated Recapitalization Agreement, dated as of July 30, 2004 and as amended on October 22, 2004, November 10, 2004, December 27, 2004, January 26, 2005, April 12, 2005, May 13, 2005, June 16, 2005, July 26, 2005, September 7, 2005 and November 14, 2005 (the “Recapitalization Agreement”) or any Related Recapitalization Document;
(e) if Maker shall (i) discontinue its business, (ii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of Maker or any of its property, (iii) make a general assignment for the benefit of creditors, or (iv) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law;
(f) if there shall be filed against Maker an involuntary petition seeking reorganization of Maker or the appointment of a receiver, trustee, custodian or liquidator of Maker or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an “Involuntary Petition”) and such Involuntary Petition shall not have been dismissed within ninety (90) days after it was filed;
(g) if final judgment(s) for the payment of money in excess of an aggregate of $25,000 (excluding any portion thereof that an insurance company of nationally recognized standing and creditworthiness has agreed to pay) shall be rendered against Maker and the same shall remain undischarged for a period of thirty (30) days;

(h) if there occurs any event that may have a material adverse effect on the business, affairs, prospects, operations, properties, assets, liabilities, structure or condition, financial or otherwise, of the Company (as such business is presently currently conducted and/or as it is proposed to be conducted), or on any material assets or any Intellectual Property developed, owned, controlled, licensed, possessed, or used by Maker, or to which Maker has any right, option, entitlement or claim; or
(i) if Maker deviates, during the period covered by such budget, more than $10,000 in aggregate from the budget included in the Disclosure Schedule (as defined herein) or the budget otherwise expressly approved by Holder, including any amendments expressly approved by Holder, or takes any action or makes any promise, undertaking or commitment that would result in Maker incurring or accumulating payables and/or other financial obligations of any kind, whether current or deferred, direct or indirect, for purposes other than as set forth in budgets expressly agreed to by Holder, and/or in any amounts in excess of the amounts set forth in such agreed budgets, which equal or exceed $10,000 in aggregate, and which have not been approved in writing in advance by Holder.
4.2 Cross-Default: Maker acknowledges that the financing contemplated by this Note is part of an integrated Recapitalization Plan, as set forth in the Recapitalization Agreement and the Related Recapitalization Documents. Maker further acknowledges and agrees that this Note is subject to all terms and conditions set forth in the Recapitalization Agreement and the Related Recapitalization Documents, and that the Recapitalization Agreement and the Related Recapitalization Documents are subject to all of the terms and conditions of this Note. Maker agrees that any default by Maker under any provision of this Note, the Recapitalization Agreement or any of the Related Recapitalization Documents will constitute a default under each other Related Recapitalization Document and the Recapitalization Agreement.
4.3 Remedies on Default.
(a) Upon each and every such Event of Default and at any time thereafter during the continuance of such Event of Default: (i) any and all indebtedness of Maker to Holder under this Note or otherwise shall immediately become due and payable, both as to principal and interest (including any deferred interest and any accrued and unpaid interest and any Default Interest); and (ii) Holder may exercise all the rights of a creditor under applicable state and/or federal law.
(b) In case any one or more Events of Default shall occur and be continuing, and acceleration of this Note or any other indebtedness of Maker to Holder shall have occurred, Holder may, inter alia, proceed to protect and enforce its rights by an action at law, suit in equity and/or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or thereof or in furtherance of the exercise of any power granted hereby or thereby or by law. No right conferred upon Holder by this Note shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

SECTION 5. DEFENSES.
5.1 No Offsets. The obligations of Maker under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.
5.2 Usury Limitations. It is the intention of the parties hereto to comply with all applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note or any other agreements or instruments between them, in no event shall such agreements or instruments require the payment or permit the collection of interest (which term, for purposes hereof, shall include any amount which, under applicable law, is deemed to be interest, whether or not such amount is characterized by the parties as interest) in excess of the maximum amount permitted by such laws. If any excess of interest is unintentionally contracted for, charged or received under the Note or under the terms of any other agreement or instrument between the parties, the rate of interest shall be reduced to the maximum rate of interest allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof.
SECTION 6. REPLACEMENT OF NOTE.
Upon receipt by Maker of reasonable evidence of the loss, theft, destruction, or mutilation of this Note, Maker will deliver a new Note containing the same terms and conditions in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 6 shall be dated as of the date of this Note.
SECTION 7. EXTENSION OF MATURITY.
Should the principal of or interest on this Note become due and payable on other than a business day, the due date thereof shall be extended to the next succeeding business day, and, in the case of principal, interest shall be payable thereon at the rate per annum herein specified during such extension. For the purposes of the preceding sentence, a business day shall be any day that is not a Saturday, Sunday, or legal holiday in the State of Delaware.
SECTION 8. ATTORNEYS’ FEES AND COLLECTION FEES.
Should the indebtedness evidenced by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, arbitration or mediation, or any settlement of any of the foregoing, Maker agrees to pay, in addition to principal and interest due and payable hereon, all costs of collection, including, without limitation, reasonable attorneys’ fees and expenses, incurred by Holder in collecting or enforcing this Note.
SECTION 9. WAIVERS; CONSENT TO JURISDICTION.
9.1 Waivers by Maker. Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note.

9.2 Actions of Holder not a Waiver. No delay by Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver or modification of the terms hereof shall be valid unless set forth in writing by Holder and then only to the extent set forth therein.
9.3 Consent to Jurisdiction. Maker hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Delaware over any suit, action, or proceeding arising out of or relating to this Note or any other agreements or instruments with respect to Holder. Maker hereby irrevocably waives, to the fullest extent permitted by law, any objection that Maker may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon Maker and may be enforced in any court in which Maker is subject to jurisdiction by a suit upon such judgment, provided that service of process is effected upon Maker as provided in this Note or as otherwise permitted by applicable law.
9.4 Waiver of Jury Trial. MAKER WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN MAKER AND HOLDER RELATING TO THE SUBJECT MATTER OF THIS NOTE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE LOAN.
9.5 Service of Process. Maker hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by delivery of a copy thereof by certified mail, postage prepaid, return receipt requested, to Maker, and/or by delivery of a copy thereof to a registered agent of Maker. Refusal to accept delivery, and/or avoidance of delivery, shall be deemed to constitute delivery. Maker irrevocably agrees that service in accordance with this Section 9.5 shall be deemed in every respect effective service of process upon Maker in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon Maker. Nothing in this Section 9.5 shall affect the right of Holder to serve process in any manner otherwise permitted by law or limit the right of Holder otherwise to bring proceedings against Maker in the courts of any jurisdiction or jurisdictions.

SECTION 10. COVENANTS.
10.1 Affirmative Covenants. So long as this Note shall remain outstanding:
(a) Office. Maker shall maintain its principal office, and the majority of its employees, assets and operations, in the United States.
(b) Use of Proceeds. Maker will use the proceeds from this Note only for the following purposes:
(i) Operating expenses and other obligations of the Company incurred in the ordinary course of business or in pursuing the Company’s business plan and strategy;
(ii) Expenses relating to the development and protection of its intellectual property;
(iii) Audit expenses and regular and special SEC filing expenses, for audits and filings occurring on or after the effective date hereof, including, without limitation, SEC filings relating to solicitation of any shareholder consents to the recapitalization of Maker; and
(iv) Expenses of accountants, attorneys, consultants and other professionals (including, without limitation, the expenses of Investor described in Section 4.11 of the Recapitalization Agreement) relating to the recapitalization of Maker, in each case only to the extent that both the nature and the amount of such expenses are in conformity with the budget (and any amendments thereof) approved in advance in writing by Holder. Maker will not use the proceeds from this Note for any other purpose. Without limiting the generality of the foregoing, none of the proceeds will be used, without prior written agreement by the Holder, (i) to purchase or carry (or refinance any borrowing, the proceeds of which were used to purchase or carry) any “security” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), (ii) to repay any indebtedness or discharge any obligation to an person or entity, other than as provided in Section 10.1(b)(i)-(iv) above, , or (iii) to engage in business activities which would cause a violation of 13 CFR 107.720. This latter limitation prohibits, without limitation, the use of proceeds, other than as provided in Section 10.1(b)(i)-(iv) above: (i) directly or indirectly, for providing funds to others; (ii) for the purchase or discounting of debt obligations; (iii) for factoring or long-term leasing of equipment with no provision for maintenance or repair; (iv) for engaging in real estate transactions such that Maker could reasonably be classified under Major Group 65 (Real Estate) of the SIC Manual; (v) for business activities wherein the assets of the business of Maker (the “Business”) will be reduced or consumed, generally without replacement, as the life of the Business progresses, and the nature of the Business does not require that a stream of cash payments be made to the financing sources of the Business, on a basis associated with the continuing sale of assets (examples of such businesses would include real estate development projects, the financing and production of motion pictures, and oil and gas well exploration, development and production); (vi) for a foreign operation; (vii) to provide capital to a corporation licensed or sub-licensed under the Small Business Investment Act, (viii) to acquire farm land, (ix) to fund production of a single item or defined limited number of items generally over a defined production period, such production to constitute the majority, of the activities of Maker (examples include electric generating plants), or (x) for any purpose contrary to the public interest (including, but not limited to, activities which are in violation of law) or inconsistent with free competitive enterprise, in each case, within the meaning of Section 107.720 of Title 13 of the Code of Federal Regulations.

(c) Seniority. Except as otherwise expressly provided, and except for security interests and liens described in items 2, 3, 4 and 5 of Schedule 14.11 of the Disclosure Schedule attached hereto as Exhibit B (the “Disclosure Schedule”), the indebtedness evidenced by this Note: (i) shall be senior in all respects to all other indebtedness or obligations of Maker of any kind, direct or indirect, contingent or otherwise, other than obligations of Maker owed directly to the state or federal government, and other than any other indebtedness or obligations of Maker to Holder; (ii) shall be pari passu with any other indebtedness or obligations of Maker to Holder; and (iii) shall not be made subordinate or subject in right of payment to the prior payment of any other indebtedness or obligation of any kind, direct or indirect, contingent or otherwise, other than obligations of Maker owed directly to the state or federal government, and other than any other indebtedness or obligations of Maker to Holder.
(d) No Conflicting Agreements. Maker shall not enter into any agreement that would materially impair, interfere or conflict with Maker’s obligations hereunder. Without Holder’s prior written consent, Maker shall not permit the inclusion in any material contract to which it becomes a party of any provisions that could or might in any way result in the creation of a security interest in any assets of Maker.
(e) Disclosure of Material Adverse Events. Within three (3) business days of Maker obtaining knowledge thereof, Maker will notify Holder in writing of any event that may have a material adverse effect on the business, affairs, prospects, operations, properties, assets, liabilities, structure or condition, financial or otherwise, of the Company (as such business is presently conducted and/or as it is proposed to be conducted), or on any material assets or any Intellectual Property or other assets developed, owned, controlled, licensed, possessed, or used by Maker, or to which Maker has any right, option, entitlement or claim. Operating expenditures in the ordinary course of business and in accordance with budgets (and any amendments thereto) approved in writing in advance by Holder shall not be deemed to be material adverse events solely because they weaken Maker’s financial condition in the absence of new equity financing of Maker.
(f) Financial Information. So long as any principal and/or interest under this Note shall remain outstanding:
(i) Promptly after the end of each fiscal year (but in any event prior to February 28 of each year) and at such other times as Holder may reasonably request, Maker shall deliver to Holder a written assessment, in form and substance satisfactory to Holder, of the economic impact of such Holder’s financing hereunder, specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on Maker’s business in terms of revenues and profits and on taxes paid by Maker and its employees.

(ii) Maker shall provide on a timely basis to Holder all financial information requested from time to time by Holder, including without limitation its quarterly and annual balance sheet and income statement. Such financial information shall be certified by a member of Maker’s senior management. Financial information required shall also include such information as would be necessary for Holder to file form 468 with the SBA, if it were applicable.
(iii) In addition to the information specified in Section 10.1(f)(i) and (ii) above, upon request, Maker agrees promptly to provide Holder with sufficient additional information to provide any other information reasonably requested or required by any governmental agency asserting jurisdiction over Holder.
(g) Access. So long as any principal and/or interest under this Note shall remain outstanding, Maker shall permit Holder and its agents or representatives to visit and inspect Maker’s properties, to examine its books of account and records and to discuss Maker’s affairs, finances and accounts with its officers, all at such times during normal business hours as reasonably may be requested by Holder.
(h) [Reserved]
(i) Business Activity. As long as this Note shall remain outstanding, Maker shall make no change in its business activity that would make it or any of its business activities non-compliant with SBA regulations and guidelines.
10.2 Negative Covenants. So long as this Note shall remain outstanding:
(a) Indebtedness. Maker shall not incur additional indebtedness, beyond the indebtedness already existing as of the date hereof, for borrowed money in excess of $10,000, in aggregate, other than indebtedness incurred in the ordinary course of business in accordance with a budget (and any amendments thereto) approved in writing by Holder, or in pursuing the Company’s business plan and strategy approved in writing by Holder. In no event shall Maker issue, or make any promises, commitments, undertakings, agreements or letters of intent to issue, any indebtedness directly or indirectly exercisable for or convertible into any equity of Maker, except as expressly provided in Section 10.2(d) hereof.
(b) Liens. Maker shall not grant to any person or entity a security interest, lien, license, or other encumbrance of any kind, direct or indirect, contingent or otherwise, in, to or upon any assets of Maker, including, without limitation, any intellectual property of any kind, as defined in Exhibit A hereto (the “Intellectual Property”).
(c) Sale or License of Assets. Maker shall not sell, lease, transfer, assign or otherwise dispose of or encumber (including, without limitation through licensing or partnering arrangements) or abandon, conceal, injure or destroy any material assets (whether tangible or intangible) of Maker, other than with the prior written approval of Holder and in the ordinary course of business.

(d) Issuance of Capital Stock. Notwithstanding any other provision of this Note or any applicable agreement or document, except for (a) any transaction pursuant to an Unsolicited Proposal that Maker accepts in accordance with the fiduciary exception provided in Section 3.2 of the Recapitalization Agreement or (b) shares of Capital Stock issuable upon exercise or conversion of warrants or convertible securities outstanding prior to February 1, 2004, Maker shall not without Holder’s prior written approval: (i) issue any shares of Capital Stock (as defined in Section 12.1 hereof) or other securities, or any instruments exercisable for or convertible into Capital Stock or other securities, or (ii) make any promises, commitments, undertakings, agreements or letters of intent for any of the issuances described in (i) hereof.
(e) Distributions and Redemptions. Maker shall not declare or pay any dividends or make any distributions of cash, property or securities of Maker with respect to any shares of its common stock, preferred stock or any other class or series of its stock, or, directly or indirectly (except for repurchases of common stock by Maker in accordance with the terms of employee benefit plans or written agreement between Maker and any of its employees approved by the Board of Directors of Maker prior to February 1, 2004), redeem, purchase, or otherwise acquire for any consideration any shares of its common stock or any other class of its stock.
(f) Hiring. Maker shall not hire, engage, retain, or agree to hire, engage or retain, any Personnel, except with Holder’s express prior written approval, on a case by case basis.
(g) Severance. Maker shall not enter into, increase, expand, extend, renew or reinstate any severance, separation, retention, change of control or similar agreement with any Personnel, or agree, promise, commit or undertake to do so, except with Holder’s prior written approval, on a case by case basis.
(h) Facilities. Maker shall not purchase, lease, hire, rent or otherwise acquire directly or indirectly any rights in or to any asset or facility outside of the ordinary course of business in an amount in excess of $10,000, in aggregate, or agree, promise or commit to do so, except in accordance with the Maker’s budget that has been approved by the Maker’s board of directors and the Holder.
(i) Expenses. Maker shall make no expenditures in excess of $10,000 in aggregate other than in accordance with a budget (including any amendments thereto) pre-approved by Holder. Maker shall not deviate, during the period covered by such budget, more than $10,000 in aggregate from the budget approved by Holder, nor take any action or make any promise, undertaking or commitment that would result in Maker incurring or accumulating payables and/or other financial obligations of any kind, whether current or deferred, direct or indirect, for purposes other than as set forth in budgets expressly agreed to by Holder, and/or in any amounts in excess of the amounts set forth in such agreed budgets, which equal or exceed $10,000 in aggregate, and which have not been approved in writing in advance by Holder.
(j) Other Limitations.
(i) Maker shall not change the nature of its business activity in a manner that would cause a violation of 13 C.F.R. Section 107.720 and/or Section 107.760(b) (including, without limitation, by undertaking real estate, film production or oil and gas exploration activities). In the event that Maker changes the nature of its business activity such that such change would render Maker ineligible for financing pursuant to applicable SBA rules and regulations, Maker agrees to use its best efforts to facilitate a transfer or redemption of any securities then held by Holder.

(ii) Maker will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.
(iii) For a period of at least one year after the date of this Note, Maker will locate no more than 49 percent of the employees or tangible assets of Maker outside the United States.
10.3 Additional Covenant. Until the date on which this Note has been discharged in full, Maker shall not sell, license, loan or otherwise in any way transfer or distribute Maker’s Tangential Flow Filtration (“TFF”) devices or any similar device, or any specifications, diagrams, description or other information about the TFF devices, to any third party, or commit or promise or enter into any understanding of any kind, direct or indirect, contingent or otherwise, to do any of the foregoing in regard to Maker’s TFF devices or any similar device, without the prior written consent of Holder in each case.
SECTION 11. GOOD FAITH INTERPRETATION OF PROVISIONS OF THIS AGREEMENT.
11.1 Good Faith Obligation. The parties hereto agree that, to the extent that there is ambiguity regarding the intention of any provisions hereof, they will at all terms act in good faith to interpret the relevant provisions hereof. This Section is not in any way intended to limit the parties’ respective rights to remedies in the case of breach of any provision hereof by the other.
SECTION 12. CONVERSION; WARRANTS; NO IMPAIRMENT
12.1 Holder’s Election. Notwithstanding any other provision of this Note or any applicable agreement or document, from time to time and at any time on or before the later of the maturity date of this Note or the full repayment of this Note, Holder may, in its sole discretion, elect to (a) convert any or all of the principal and/or interest due under this Note into any class or series of equity security of Maker (collectively, “Capital Stock”) that has been authorized under Maker’s certificate of incorporation, as amended, including by any certificate of designation (the “Charter”), and that Holder shall designate (the securities so elected being the “Holder Designated Securities”), and/or (b) receive repayment, in whole or in part, of this Note.
12.2 Conversion. The principal and accrued interest on this Note shall be convertible on terms mutually agreed by Maker and Holder on or before the date of conversion. The conversion terms shall be determined on the basis of market-based terms for the type and amount of financing provided by Holder, and the extent of risk undertaken by Holder. In the event that Maker obtains convertible debt financing, on terms acceptable to Holder, in its sole discretion, from one or more investors that are not affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) of Holder or the Company, in an aggregate principal amount of at least $150,000 on or prior to May 15, 2007, the conversion terms for this Note may be conformed to the terms of such convertible financing. If no such financing acceptable to Holder, in its sole discretion, is obtained by Maker on or before May 15, 2007, the conversion terms shall be as mutually agreed by Holder and Company.

12.3 Warrant. Notwithstanding any other provision of this Note or any applicable agreement or document, Maker shall issue to Holder a warrant in the form attached hereto as Exhibit C (the “Warrant”) for the purchase of shares of Capital Stock of the Company. The warrant coverage shall be equal to one hundred percent (100%) of the principal and accrued interest on this Note. The Warrant shall be issued by Maker upon execution of this Note. The number of warrant shares shall be equal to the number of shares of Capital Stock that would be issuable to Holder, as determined in accordance with Section 12.2, if Holder elected to convert the full principal and accrued interest of this Note. For the avoidance of doubt, the 100% warrant coverage will be effective regardless of whether or not Holder elects to convert any or all of the principal and/or interest of this Note. The Warrant will be fully vested and exercisable upon issuance, and will have an exercise period of seven (7) years from its date of issuance. The exercise price of the Warrant shall be equal to the conversion price that would apply under Section 12.2 of this Note if Holder elected to convert any principal and/or accrued interest under this Note into Capital Stock of the Maker, regardless of whether Holder does elect to make any such conversion.
12.4 Cooperation; Good Faith; No Impairment. Maker shall not, by amendment of its Charter or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, omission or agreement, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by Maker under and/or in connection with this Note, but shall at all times in good faith use best efforts to assist in carrying out of all the provisions of and/or relating to this Note and in taking all such action as may be necessary or appropriate to protect Holder’s rights, preferences and privileges under and/or in connection with the Note against impairment. Holder’s rights, preferences and privileges granted under and/or in connection with any Holder Designated Securities may not be amended, modified or waived without the Holder’s prior written consent, and the documentation providing for such rights, preferences and privileges will specifically provide as such.
SECTION 13. RESERVED.
SECTION 14. REPRESENTATIONS AND WARRANTIES.
Except as expressly set forth (with reference to a section in this Note) in the Disclosure Schedules attached hereto as Exhibit B (as updated as of each closing contemplated by the Recapitalization Agreement and the Related Recapitalization Documents), and only to the extent such exceptions are acceptable to Holder in its sole discretion as of the date of this Note, and independently as of the date upon which each additional Note is issued to Holder, and as of the date of each closing, if any, of the Anticipated Equity Financing, Maker represents and warrants to the following:

14.1 Organization, Good Standing and Qualification. Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business. Maker is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, operations, prospects or condition (financial or otherwise).
14.2 Authorization of Note, Etc. The execution, delivery and performance by Maker of this Note has been duly authorized by all requisite corporate action by Maker in accordance with Delaware law. This Note is a valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application effecting enforcements of creditors’ rights or general principles of equity.
14.3 No Conflicts. The execution, delivery, performance, issuance, sale and delivery of this Note and the Related Recapitalization Documents, and compliance with the provisions hereof by Maker, will not (a) to the knowledge of Maker, violate any provision of any law, statute, rule or regulation applicable to Maker or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Maker or any of its properties or assets or (b) conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any encumbrance upon any of the material assets of Maker under, the Charter or Bylaws of Maker (as they may be amended to date) or any agreement or instrument to which Maker is a party. As used herein, “encumbrance” shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, licenses or other similar rights of any nature.
14.4 Compliance with Other Instruments. Maker is not in violation of any term of Maker’s Charter, as amended, including any certificate of designation filed therewith, and/or Maker’s Bylaws. Maker is not, in any material respect, in violation of any term of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which Maker or any of its assets, including without limitation its Intellectual Property, is subject. To the best of Maker’s knowledge, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a breach or violation, in any material respect, under any applicable judgments, orders, writs, decrees, federal, state and/or local laws, rules or regulations which would have a material adverse affect on the condition, financial or otherwise, or operations of Maker (as it is currently conducted and as it is proposed to be conducted) or on any material assets or any Intellectual Property owned, controlled, licensed, possessed, and/or used by Maker. To the best of its knowledge, Maker has avoided every condition, and has not performed any act, the occurrence of which would result in Maker’s loss of any right granted under any license, distribution agreement or other agreement or Maker’s loss of any rights in or to any of its assets.
14.5 Approvals. Maker has obtained all necessary permits, authorizations, waivers, consents and approvals of or by, and made all necessary notifications of and/or filings with, all applicable persons (governmental and private), in connection with the execution, delivery, performance, issuance, sale and/or delivery of this Note, the Recapitalization Agreement and the Related Recapitalization Documents, and consummation by Maker of the transactions contemplated hereby and thereby, except as listed in Schedule 14.5.

14.6 Capitalization. The authorized capital stock of Maker consists of 800,000,000 shares of Common Stock, par value $0.001 per share and 300,000,000 shares of Preferred Stock, par value of $0.001 per share. The number of shares of Common Stock, Series A convertible preferred stock and Series A-1 convertible preferred stock issued and outstanding on the Effective Date of this Note are set forth in Schedule 14.6. No other shares of any class or series of Maker’s capital stock are authorized and/or issued and outstanding. All issued and outstanding shares of capital stock of Maker have been duly authorized and validly issued, and are fully paid and non-assessable, and have been offered, sold and delivered by Maker in compliance with all applicable federal and state securities laws. The subscriptions, warrants, options, convertible securities, and other rights (direct or indirect, contingent or otherwise) to purchase or otherwise acquire any equity securities of Maker which are authorized or issued and outstanding are set forth in Schedule 14.6. Except as set forth in Schedule 14.6, there is no agreement, promise, commitment, undertaking or letter of intent of any kind (direct or indirect, contingent or otherwise) by Maker to issue any shares, subscriptions, warrants, options, convertible securities, or other such rights, or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as set forth in Schedule 14.6, Maker has no obligation of any kind (direct or indirect, contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.
14.7 Authorization of the Shares. Maker has authorized the issuance and sale of a sufficient number of shares of Convertible Preferred Stock, par value $0.001 per share, and Common Stock of the Maker to fully implement the Recapitalization Plan, while maintaining such additional authorized but unissued shares as reasonably determined by Holder to be appropriate. Of such authorized shares, a sufficient number of shares shall be reserved for issuance upon any exercise of the Bridge Warrants and/or Preferred Stock Warrants. If at any time the number of authorized but unissued shares of Convertible Preferred Stock and/or of Common Stock is not sufficient to effect the conversion of all then outstanding convertible Notes and other instruments, and the exercise of all then outstanding warrants, options and similar instruments, then, in addition to such other remedies as may be available to Holder, including, without limitation, the exercise of Holder’s right of first refusal set forth in Section 2.7(f) of the Recapitalization Agreement, Maker shall take such corporate action as may be necessary to increase its authorized but unissued shares of Convertible Preferred Stock and/or Common Stock to such number of shares as will be sufficient for such purposes. Such corporate action shall include, without limitation, obtaining all requisite regulatory approvals and any requisite shareholder approval of any necessary amendment to Maker’s Charter.
14.8 Litigation. Except as set forth in Schedule 14.8 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the knowledge of Maker, currently threatened against Maker, and/or its directors, officers, advisers, agents, properties, assets or business, in each case relating to Maker and/or its business, assets, operations or properties. Maker is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Maker currently pending or which Maker intends to initiate.

14.9 No Liens. Except for liens for the benefit of Holder pursuant to previous notes issued to Holder and for the benefit of Toucan Partners, LLC created by the Recapitalization Agreement and/or any of the Related Recapitalization Documents, and except as set forth in Schedule 14.9 of the Disclosure Schedule, none of the material assets of Maker are subject to any existing lien, pledge, security interest or other encumbrance of any kind, direct or indirect, contingent or otherwise.
14.10 Full Disclosure. Notwithstanding any other provision of this Note, neither this Note, nor any exhibit hereto, nor any written report, certificate, instrument or other information furnished to Holder in connection with the transactions contemplated under and/or in connection with Note contain any material misstatement (including, without limitation, any material omission), or is misleading in any material respect.
14.11 No Other Security Interests or Other Encumbrances. Except as set forth in Schedule 14.11 (and only to the amounts set forth on such schedule), there are no existing security interests, pledges, liens or other encumbrances of any kind, direct or indirect, contingent or otherwise (including without limitation any licensing or partnering arrangements or agreements), in or relating to any assets of Maker, including, without limitation, any Intellectual Property (as defined herein).
14.12 “Small Business”.
(a) Small Business Status. Maker together with its “affiliates” (as that term is defined in Section 121.103 of Title 13 of Code of Federal Regulations (the “Federal Regulations”)) is a “small business concern” within the meaning of the Small Business Investment Act of 1958, as amended (the “Small Business Act” or “SBIA”), and the regulations promulgated thereunder, including Section 121.301(c) of Title 13, Code of Federal Regulations.
(b) Information for SBA Reports. Maker has delivered and/or will deliver to Holder certain information, set forth by and regarding the Maker and its affiliates in connection with this Note, on SBA Forms 480, 652 and Part A and B of Form 1031. This information delivered was true, accurate, complete and correct, and any information yet to be delivered will be true, accurate, complete and correct, and in form and substance acceptable to Holder.
(c) Eligibility. Maker is eligible for financing by any Holder pursuant to Section 107.720 of Title 13 of the Federal Regulations and any other SBA regulations.

14.13 Intellectual Property.
(a) Definitions. “Intellectual Property” means all foreign and domestic intangible property and rights, owned, licensed, sub-licensed or otherwise obtained by Maker, including, without limitation, (i) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations and applications therefor, including divisions, continuations, continuations-in-part, requests for continued examination, and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (ii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iii) all data, slides, observations, and laboratory results, produced by, for or on behalf of Maker, or which Maker has rights to obtain (collectively, “Data”); (iv) all FDA applications, registrations, filings and other rights (collectively, “FDA Rights”) and all data and documentation supporting or relating thereto; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, data, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, “Trademarks”); (vi) all other intellectual property or proprietary rights, including, without limitation, all claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof (collectively, “Other Proprietary Rights”).
“Intellectual Property Contracts” means all agreements involving, relating to or affecting the Intellectual Property, including, without limitation, agreements granting rights to use the Licensed or Sub-Licensed Intellectual Property, agreements granting rights to use Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and non-assertion agreements.
“Licensed or Sub-Licensed Intellectual Property” means the Intellectual Property that Maker is licensed, sub-licensed or otherwise permitted by other persons or entities to use.
“Owned Intellectual Property” means the Intellectual Property owned by Maker.
“Registered” means issued, registered, renewed or the subject of a pending application.
(b) Schedule 14.13 (“Intellectual Property”) sets forth a true and complete list and summary description of (A) all Registered or material Owned Intellectual Property (each identified as a Patent, Trademark, Trade Secret, Copyright or Other Proprietary Right, as the case may be); (B) all Licensed or Sub Licensed Intellectual Property and (C) all Intellectual Property Contracts.
(c) All Intellectual Property is valid, subsisting and enforceable. No Owned Intellectual Property has been canceled, suspended, adjudicated invalid, not maintained, expired or lapsed, or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting Maker’s rights thereto. No Licensed or Sub-Licensed Intellectual Property has been canceled, suspended, not renewed or extended, adjudicated invalid, not maintained, expired or lapsed, or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting Maker’s rights thereto.

(d) The Owned Intellectual Property is owned exclusively by Maker and has been used with all patent, trademark, copyright, confidential, proprietary and other Intellectual Property notices and legends prescribed by law or otherwise permitted.
(e) No suit, action, reissue, reexamination, public protest, interference, opposition, cancellation or other proceeding (collectively, “Suit”) is pending or threatened concerning any claim or position:
(i) that Maker, or another person or entity, has violated any Intellectual Property rights. To Maker’s best knowledge, Maker is not violating and has not violated any intellectual property rights of any other party.
(ii) that Maker, or another person or entity, has breached any Intellectual Property Contract. There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by Maker, or a breach or default by another person or entity, under any Intellectual Property Contract. No party to any Intellectual Property Contract has given Maker notice of its intention to cancel, terminate or fail to renew any Intellectual Property Contract.
(iii) that the Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by Maker. No such claim has been threatened or asserted. To Maker’s best knowledge, no valid basis for any such Suits or claims exists.
(f) To Maker’s best knowledge, no other person or entity is violating, infringing upon or claiming rights incompatible with Maker’s rights to any Intellectual Property. Maker has provided to Holder copies of all information reasonably available to it relevant to intellectual property rights claimed by third parties and possible infringement thereof including, without limitation, any freedom to practice or freedom to operate opinions.
(g) Except as set forth on Schedule 14.13(j), Maker owns or otherwise holds valid rights to use all Intellectual Property used in its business.
(h) Maker has timely made all filings and payments with the appropriate foreign and domestic agencies and other parties required to maintain in full force and effect all Intellectual Property. Except as set forth on Schedule 14.13, no due dates for filings or payments concerning the Intellectual Property (including, without limitation, office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) fall due within ninety (90) days prior to or after the closing, whether or not such due dates are extendable. Maker is in compliance with all applicable rules and regulations of such agencies and other parties with respect to the Intellectual Property. All documentation necessary to confirm and effect the Intellectual Property, if acquired from other persons or entities, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices.

(i) Maker has undertaken and consistently implemented best efforts to protect the secrecy, confidentiality and value of all non-public Intellectual Property used in its business (including, without limitation, entering into appropriate confidentiality agreements with all officers, directors, employees and other persons or entities with access to such non-public Intellectual Property). Maker management has not disclosed any such non-public Intellectual Property to any persons or entities other than (i) Maker employees or Maker contractors who had a need to know and use such non-public Intellectual Property in the ordinary course of employment or contract performance, or (ii) prospective customers, and in each case who executed appropriate confidentiality agreements.
(j) Maker has taken all reasonable measures to confirm that no current or former Maker employee is or was a party to any confidentiality agreement or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee’s employment by Maker, such employee’s performance of Maker’s business, or any other activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee’s employment by Maker.
14.14 SEC Filings; Financial Statements.
(a) Maker has delivered or made available to Holder accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Maker with the SEC since January 1, 2003, and all amendments thereto (the “Maker SEC Documents”). Except as set forth on Schedule 14.14(a), all statements, reports, schedules, forms and other documents required to have been filed by Maker with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Note, then on the date of such filing): (i) each of the Maker SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Maker SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) The financial statements (including any related notes) contained in the Maker SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of Maker and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Maker and its consolidated subsidiaries for the periods covered thereby.

14.15 Liabilities. As of April 27, 2007, Maker has the following accrued liabilities: (i) amounts payable to Cognate Therapeutics and Investor, (ii) Maker’s aggregate accrued, contingent and/or other liabilities of any nature, either mature or immature, as of the date hereof, not in excess of $1,400,000 (excluding amounts payable to Cognate and Investor), of which (a) approximately $386,000 for attorney fees, (b) $1,500 are the aggregate balances of capital leases payable in monthly installments, the last of which is to be paid in May 2007, (c) $353,000 represents estimated liabilities for payables to European consultants, (d) $311,000 represents estimated liabilities for payables related to clinical trials, (e) $212,000 represents estimated other accounts payable and accruals for SEC filings and other, (e) $36,000 are accrued payroll and (f) $100,000 are accrued vacation and sick pay.
SECTION 15. INDEMNIFICATION
15.1 Indemnification Agreement.
(a) In addition to all rights and remedies available to Holder at law or in equity, Maker shall indemnify Holder and each subsequent holder of this Note, and their respective affiliates, stockholders, limited partners, general partners, officers, directors, managers, employees, agents, representatives, successors and assigns (collectively, the “Indemnified Persons”) and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense (other than any demand, claim, action or cause of action instituted by Maker), including interest, penalties, reasonable attorneys’ fees and expenses, and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:
(i) any material misrepresentation in, or material omission from, or breach of any of the representations, warranties, statements, schedules and/or exhibits hereto, certificates or other instruments or documents furnished to Holder by Maker in connection with this Note; or
(ii) any material nonfulfillment or material breach of any covenant or agreement on the part of Maker under this Note.
(b) Notwithstanding the foregoing, Maker shall not be liable for any portion of Losses resulting from the gross negligence or willful misconduct of Holder or a subsequent holder of this Note.
(c) Within twenty (20) days after receipt of notice of commencement of any action or the assertion of any claim by a third party, Holder shall give Maker written notice thereof together with a copy of such claim, process or other legal pleading of such claim. Maker shall have the right to assist in the defense thereof by representation of its own choosing.
15.2 Survival. All indemnification rights hereunder shall survive the execution and delivery of this Note and the consummation of the transactions contemplated hereby (i) for a period of two years with respect to representations and warranties made by Maker, and (ii) until fully performed with respect to covenants and agreements made by Maker, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of Holder and/or any of the Indemnified Persons, or the acceptance by Holder of any certificate or opinion.

15.3 Payment. Any indemnification of Holder or any other Indemnified Person by Maker pursuant to this Section 15 shall be effected by wire transfer of immediately available funds from Maker to an account designated by Holder or such other Indemnified Person within fifteen (15) days after the determination thereof.
SECTION 16. INTEGRATION WITH RECAPITALIZATION PLAN
Maker acknowledges and agrees that the funding provided by Holder pursuant to this Note is only being provided as part of an integrated Recapitalization Plan, as set forth in the Recapitalization Agreement. Maker further acknowledges and agrees that this Note is subject to all terms and conditions set forth in the Recapitalization Agreement.
SECTION 17. MISCELLANEOUS.
17.1 Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to be effective upon delivery if (i) personally delivered, (ii) sent by confirmed facsimile with a copy sent by nationally recognized overnight courier, (iii) sent by nationally recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Maker:	Northwest Biotherapeutics, Inc. 18701 120th Avenue, NE, Suite 101 Bothell, WA 98011 Fax: (425) 608 3009 Attn: Alton Boynton

if to Holder:	Toucan Partners, LLC 7600 Wisconsin Avenue Suite 700 Bethesda, MD 20814 Fax: (240) 497-4065 Attention: Linda F. Powers
or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance with the provisions of this Section.
17.2 Parties In Interest. This Note shall bind and inure to the benefit of Holder, Maker and their respective successors and permitted assigns. Maker shall not transfer or assign this Note without the prior written consent of Holder. Holder may transfer and assign this note without the prior consent of Maker.

17.3 Entire Agreement. This Note together with the Disclosure Schedules, Exhibits attached hereto and the Recapitalization Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.
17.4 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws of the State of Delaware or any other state).
17.5 Headings. The section and paragraph headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.
17.6 Amendments. No provision of this Note may be amended or waived without the express written consent of both Maker and Holder, provided, however, that Holder may waive any provision hereof that inures to the benefit of Holder without the prior written consent of Maker. Also notwithstanding anything to the contrary, this Note shall be amended as and to the extent necessary to comply with the Small Business Investment Act and all regulations, advice, direction and guidance applicable to SBIC’s.
17.7 Nature of Obligation. This Note is being made for business and investment purposes, and not for household or other purposes.
17.8 Expenses. Maker shall pay, reimburse or otherwise satisfy, upon demand of Holder, all fees, costs and expenses incurred and/or undertaken, and to be incurred and/or undertaken, by Holder relating to the preparation, development and execution of this Note, up to a maximum of $25,000.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed by its duly authorized person(s) as of the date first written above.

NORTHWEST BIOTHERAPEUTICS, INC.
By:
	Name:	Alton Boynton
	Title:	President

Consent and Agreement
Toucan Partners, LLC consents to the loan provided to Maker in the foregoing Note.

TOUCAN PARTNERS, LLC
By:
	Name:	Linda Powers
	Title:	Managing Member

EXHIBIT A
INTELLECTUAL PROPERTY
The “Intellectual Property” consists of all intellectual property of any kind, whether owned, licensed or otherwise permitted to be used, and whether now held or hereafter acquired or developed by the Maker. Such Intellectual Property shall include, without limitation, all foreign and domestic intangible property and rights, owned, licensed or otherwise obtained by Maker, including, without limitation, (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registration for the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same, including without limitation those items reference on Appendix 1 hereto (collectively, “Trademarks”); (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations and applications therefor, including divisions, continuations, continuations-in-part, requests for continued examination, and renewal applications, and including renewals, extensions and reissues, including without limitation those items reference on Appendix 2 hereto (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including, without limitation, processes, schematics, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) all FDA applications, registrations, filings and other rights (collectively, “FDA Rights and Materials”); (vi) all results, information and data arising from, or obtained in connection with, research, development, pre-clinical work and/or clinical trials (collectively, “Data”); and (vii) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof (collectively, “Other Proprietary Rights”).

Appendix 1
Trademarks

Appendix 2
Patents

EXHIBIT B
DISCLOSURE SCHEDULES
DISCLOSURE SCHEDULE TO NORTHWEST BIOTHERAPEUTICS, INC. LOAN
AGREEMENT and 10% CONVERTIBLE PROMISSORY NOTE DATED APRIL 27, 2007
This Disclosure Schedule is made and given pursuant to Section 14 of the above referenced agreement and updates the representations and warranties of Maker made in notes issued to Toucan Capital Fund II, L.P. (“TOUCAN”) on April 26, 2004, June 11, 2004, July 30, 2004, October 22, 2004, November 10, 2004, December 27, 2004, April 12, 2005, May 13, 2005, June 16, 2005, July 26, 2005 and September 7, 2005, respectively, and made in notes issued to Toucan Partners, LLC (“TOUCAN PARTNERS”) on November 14, 2005, as amended, December 30, 2005, as amended and March 9, 2006, as amended, and also updates all Disclosure Schedules delivered by Maker to Toucan and Toucan Partners in connection with such notes. Nothing in this Disclosure Schedule constitutes an admission of any liability or obligation of Maker to any third party, nor an admission to any third party against Maker’s interests.

SCHEDULE 14.5
CONSENTS
None

SCHEDULE 14.6
CAPITALIZATION, FULLY DILUTED(1)

Common Stock as of 4/27/07 (per Mellon Investors Services)	65,241,287
Stock Options Outstanding as of 4/27/07	773,510
Warrants	21,374,881

Total fully diluted shares	87,389,678

(1)	Table excludes securities issued or issuable to Toucan.

SCHEDULE 14.8
LITIGATION
On February 3, 2006, Soma Partners, LLC filed another notice of appeal with the Supreme Court of the State of New York. As of the date of this agreement, the Supreme Court of New York has yet to act on this matter. On December 30, 2005,The Supreme Court of the State of New York dismissed Soma’s petition, denying Soma’s August 29, 2005 motion to vacate the May 24, 2005 award in the Company’s favor. The Company will continue to vigorously oppose such claims.
Two former members of the Company’s management, who participated as lenders in the Company’s management loans have claimed that they are entitled to receive, for no additional cash consideration, an aggregate of up to approximately 9.5 million additional shares of our common stock due to the alleged triggering of an anti-dilution provision in the warrant agreements. The Company does not believe that these claims have merit, and intends to vigorously oppose such claims.

SCHEDULE 14.9
NO LIENS
1. The Equipment Lessors listed below have security interests in equipment subject to their respective leases (amounts due are as of April 27, 2007).

CAPITAL LEASES:	TOTAL AMOUNT	CAPITAL LEASES	AMOUNT DUE

IOS Capital	$21,789	Canon IR5000N	1,500

		Total	$1,500

2. Pursuant to RCW 60.72.010, Maker’s landlord, Benaroya Capital Company, LLC, under its premises lease has a statutory landlord lien. This is a statutory lien of general application for all landlords and covers up to two months’ rent. This lien would be triggered upon a default in payment of rent. Maker is not delinquent as to any rent due under its premises lease. This lease is terminated, but Maker is seeking a final release letter.
3. A $400,000 Loan Agreement, Security Agreement and 10% Convertible, Secured Promissory Notes dated November 14, 2005, a $250,000 Loan Agreement, Security Agreement and 10% Convertible, Secured Promissory Notes dated December 30, 2005, as amended and a $300,000 Loan Agreement, Security Agreement and 10% Convertible, Secured Promissory Notes dated March 9, 2006, as amended, respectively; plus accrued interest thereon, and secured by a security interest in Maker’s assets issued to Toucan.
4. A License Agreement dated July 1, 2003 with Dako Cytomation for worldwide research and diagnostic immunohistochemical (IHC) market. Hybridoma Cell Line, Monoclonal Antibody (MAb) to Prostate Specific Membrane Antigen (PSMA), Clone IG3.

SCHEDULE 14.11
NO OTHER SECURITY INTERESTS OR ENCUMBRANCES
1. (a) The Equipment Lessors listed below have security interests in equipment subject to their respective leases (amounts due are as of April 27, 2007).

CAPITAL LEASES:	TOTAL AMOUNT	CAPITAL LEASES	AMOUNT DUE

IOS Capital	$21,789	Canon IR5000N	1,500

		Total	$1,500

(b) A License Agreement dated July 1, 2003 with Dako Cytomation for worldwide research and diagnostic immunohistochemical (IHC) market. Hybridoma Cell Line, Monoclonal Antibody (MAb) to Prostate Specific Membrane Antigen (PSMA), Clone IG3.
2. Pursuant to RCW 60.72.010, Maker’s landlord, Benaroya Capital Company, LLC, under its premises lease has a statutory landlord lien. This is a statutory lien of general application for all landlords and covers up to two months’ rent. This lien would be triggered upon a default in payment of rent. Maker is not delinquent as to any rent due under its premises lease.
3. This lease is terminated, but Maker is seeking a final release letter.

*	All the holders of the 10% Convertible Secured Notes are parties to a Subordination Agreement with Toucan executed concurrent with the Recapitalization Agreement.

SCHEDULE 14.14(A)
SEC FILINGS
1. Maker did not file on a timely basis its annual report on Form 10-K with the SEC for its fiscal years ended December 31, 2003 and 2005.

SCHEDULE 14.15
LIABILITIES
As of April 27, 2007, Maker has the following accrued liabilities: (i) amounts payable to Cognate Therapeutics and Investor, (ii) Maker’s aggregate accrued, contingent and/or other liabilities of any nature, either mature or immature, as of the date hereof, not in excess of $1,400,000 (excluding amounts payable to Cognate and Investor), of which (a) approximately $386,000 for attorney fees, (b) $1,500 are the aggregate balances of capital leases payable in monthly installments, the last of which is to be paid in May 2007, (c) $353,000 represents estimated liabilities for payables to European consultants, (d) $311,000 represents estimated liabilities for payables related to clinical trials, (e) $212,000 represents estimated other accounts payable and accruals for SEC filings and other, (e) $36,000 are accrued payroll and (f) $100,000 are accrued vacation and sick pay.

EXHIBIT C
Form of Warrant